Exeo Entertainment, Inc. Creates New Class of Stock

FOR IMMEDIATE RELEASE

PRLog (Press Release) - Jan. 22, 2014 - LAS VEGAS, NV

On January 14, 2014, the Board of Directors of Exeo Entertainment, Inc. (the “Company” adopted a resolution pursuant to the Company’s Certificate of Incorporation, as amended, providing for the designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions, of the Series B Convertible Preferred Stock.

On January 18, 2014, the Company filed a Certificate of Designations for a Series B Convertible Preferred Stock. The authorized number of Series B Convertible Preferred Stock is 1,000,000 shares, par value 0.0001. The holders of shares of Series B Convertible Preferred Stock shall vote as a separate class on all matters adversely affecting the Series B Stock.  The authorization or issuance of additional Common Stock, Series B Convertible Preferred Stock or other securities having liquidation, dividend, voting or other rights junior to or on a parity with, the Series B Convertible Preferred Stock shall not be deemed to adversely affect the Series B Convertible Preferred Stock. In each case the holders shall be entitled to one vote per share.

About the Company

Exeo Entertainment, Inc. is public reporting Nevada Corporation formed in May 2011 that designs, develops, licenses, and manufacturers video gaming accessories and smart TV keyboards. Products include the Extreme Gamer®, the Zaaz™ keyboard, the Psyko 5.1 ™ gaming headphones as well the currently in development Android based portable gaming system.

Safe Harbor Statement

This press release may contain forward-looking statements which are based on current expectations, forecasts, and assumptions that involve risks as well as uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including statements related to the amount and timing of expected revenues as well as any payment of dividends on our common and preferred stock, statements related to our financial performance, expected income, distributions, and future growth for upcoming quarterly and annual periods. These risks and uncertainties are further defined in filings and reports by the Company with the U.S. Securities and Exchange Commission (SEC) including but not limited to information as contained within the Company's most current quarterly reports, annual reports, and or other filings. Furthermore, the Company disclaims any intention or obligation to update or revise any such forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:

Exeo Entertainment, Inc.

www.exeoent.com

press@exeoent.com

Phone: (702) 361-3188

Fax: (702) 361-4359